CNL Strategic Residential Credit, Inc. 10-12G

Exhibit 10.9

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is made and entered into as of [___________], 2025, by and among CNL Strategic Residential Credit, Inc., a Maryland corporation (the “Company”), UMB Bank, N.A. (the “Escrow Agent”) and CNL Securities Corp. (the “Placement Agent”). This Agreement shall be effective as provided in Section 1 below.

WHEREAS, CNL Residential Credit Manager, LLC, a Delaware limited liability company, is serving as the adviser (the “Advisor”) of the Company; and

WHEREAS, the Company is offering up to $250,000,000 (“Maximum Offering Amount”) of shares of common stock of the Company (the “Shares”) to investors (the “Offering”) pursuant to the Company’s Private Placement Memorandum, as supplemented and amended from time to time (the “Memorandum”), dated [___________________], 2025 (the “Offering Date”); and

WHEREAS, the Company is initially offering up to $100,000,000 of its Class FA Shares (“Founder Shares”) and, once the minimum offering requirement of $25,000,000 (“Minimum Offering Requirement”) in Founder Shares is satisfied and the Company has completed the initial closing of its Founder Shares (the “Initial Closing”), the Company will continue to offer up to $100,000,000 of its Founder Shares; and

WHEREAS, once the Company has completed the Initial Closing, the Company may, in its sole discretion, also begin to offer any combination of Class A Shares, Class T Shares, Class D Shares or Class I Shares (collectively, “Non-Founder Shares”); and

WHEREAS, the Company proposes to offer and sell, on a best-efforts basis through the Placement Agent and selected broker-dealers that are registered with the Financial Industry Regulatory Authority or that are exempt from such broker-dealer registration (the Placement Agent and such selected broker-dealers are hereinafter referred to collectively as the “Soliciting Dealers”) and registered investment advisers registered under the Investment Advisers Act of 1940, as amended, or under applicable state laws, (“Registered Investment Advisors”); and

WHEREAS, the Company intends to conduct its Offering until the earlier of: (i) the date the Company has sold the Maximum Offering Amount or (ii) two years from the start of the Offering; provided, however, that the Company, in its sole discretion, may extend the Offering on a perpetual basis; and

WHEREAS, prior to the Initial Closing, subscriptions for Founder Shares will initially be made through irrevocable capital commitment in connection with subscriber’s executed subscription agreement and will be payable through a capital call, of which, such subscribers will be required to make Payment (defined below) of the purchase price of Founder Shares up to the amount of their respective capital commitments in their executed subscription agreement upon delivery of a notice (a “Capital Call Notice”) which shall specify: (i) the amount of the capital call (the “Capital Call Amount”); (ii) the portion of the Capital Call Amount to be paid by the investor, which will include the subscription amount and the number of Founder Shares to be purchased by such investor; (iii) the date on which the capital call amount is due (“Capital Call Date”); and (iv) the payee, mailing address and escrow account, to which to send the subscription proceeds.

WHEREAS, after the Initial Closing, subscriptions for Founder Shares and, if offered, Non-Founder Shares, will be payable upon subscription, of which, a subscriber must deliver, in addition to the subscriber’s executed subscription agreement, the full amount of its subscription, subject to discounts, as applicable (i) by check in U.S. dollars, (ii) by wire transfer of immediately available funds in U.S. dollars, or (iii) as otherwise agreed to in writing by the Company and the Escrow Agent (collectively, the “Payment”).

WHEREAS, the Company will hold monthly closings, which are expected to be the last business day of each month after the Initial Closing until all shares to be issued in the Offering have been sold or until the Offering terminates; (provided that each of these monthly closings shall be referred to as a “Closing” and, collectively, as the “Closings”); and

WHEREAS, the Company desires to establish an escrow account, as further described herein, into which funds received from subscribers will be deposited (i) in connection with the Initial Closing for Founders Shares subscriptions and (ii) after the Initial Closing for Founder Shares and, if offered, Non-Founder Shares, until the next monthly Closing date, and, the Escrow Agent is willing to serve as escrow agent for such account upon the terms and conditions herein set forth; and

WHEREAS, the Escrow Agent has engaged DST Systems Inc. (the “Processing Agent” or “DST”) to receive and facilitate subscriptions into and out of an escrow account, as further described herein, and to serve as the record keeper, maintaining on behalf of the Escrow Agent the ownership records for the Escrow Account (as defined below); and

WHEREAS, in so acting, DST shall be acting solely in the capacity of agent for the Escrow Agent and not in any capacity on behalf of the Company or the Placement Agent, nor shall the Company or the Placement Agent have any interest, other than that provided in this Agreement, in assets in Processing Agent’s possession as the agent of the Escrow Agent; and

WHEREAS, the parties acknowledge that the Company has engaged the Processing Agent as transfer agent on the Company’s behalf; and

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties covenant and agree as follows:

1.	Establishment of Escrow Account. On or prior to the commencement of the Offering, the Company shall establish a non-interest-bearing deposit account with the Escrow Agent, which deposit account shall be entitled “Escrow Account for the Benefit of Subscribers to Shares of CNL STRATEGIC RESIDENTIAL CREDIT, INC.” (the “Escrow Account”). This Agreement shall be effective as of the date first written above (the “Effective Date”). All monies deposited in the Escrow Account are hereinafter referred to as the “Escrowed Funds.” The Company will cause the Soliciting Dealers and Registered Investment Advisors to instruct subscribers to make Payments for subscriptions payable to the order of “UMB Bank, N.A., Escrow Agent for CNL Strategic Residential Credit, Inc.” until such time (if any) as the Escrowed Funds are deliverable to the Company pursuant to the provisions of Section 4(a) below. From and after such time, Payments may be made payable to the Escrow Agent (as indicated above). Any Payments received prior to the time, if any, that the Escrowed Funds are deliverable to the Company pursuant to the provisions of Section 4(a) below that are made payable to a party other than the Escrow Agent shall be returned to the Soliciting Dealer or Registered Investment Advisor that submitted the Payment. In such case, the Soliciting Dealer will collect the proceeds of the subscribers’ Payments and issue a Payment made payable to the order of the Escrow Agent for the aggregate amount of the subscription proceeds, which payments shall be deposited the same as other Payments pursuant to Section 2 below.

2.	Deposits into the Escrow Account.

(a)	Completed subscription agreements and checks in payment for the purchase price shall be remitted to the address designated for the receipt of such agreements and funds; and, drafts, wires or Automated Clearing House (“ACH”) payments shall be transmitted directly to the Escrow Account. The Processing Agent will promptly deliver all monies received in good order from subscribers (or from the Placement Agent or other Soliciting Dealers transmitting monies and subscriptions from subscribers) for the payment of Shares to the Escrow Agent for deposit in the Escrow Account. Until such time that the Escrowed Funds are deliverable to the Company pursuant to the provisions of Section 4(a) below, the Escrow Agent agrees to cause the Processing Agent to maintain a written account of each subscription, which account shall set forth, among other things, the following information: (i) the subscriber’s name and address, (ii) the number of Shares purchased by such subscriber, and (iii) the amount paid or due in connection with a capital commitment by such subscriber for such Shares. The Company, the Escrow Agent and the Processing Agent are aware and understand that, during the escrow period prior to the Initial Closing, none of them is entitled to any funds received into the Escrow Account, and no amounts deposited in the Escrow Account shall become the property of the Company, its affiliates, the Escrow Agent or the Processing Agent, or be subject to the debts or offsets of the Company, its affiliates, the Escrow Agent or the Processing Agent. As used herein, the term “Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in Kansas City, Missouri are closed in recognition of a federal or state holiday.

3.	Collection Procedure.

(a)	The Escrow Agent is hereby instructed by the Company to forward each Payment for Federal Reserve Bank clearing and upon collection of the proceeds of each Payment, to deposit the collected proceeds into the Escrow Account.

(b)	The Escrow Agent will timely notify the Company and the Processing Agent of any Payment returned unpaid. Any Payment returned unpaid to the Escrow Agent shall be returned to the Soliciting Dealer or Registered Investment Advisor that submitted the Payment.

(c)	In the event that the Company, the Advisor, or any agent acting on behalf of the Company rejects any subscription for Shares and the funds for such subscription have already been collected by the Escrow Agent, the Escrow Agent shall, upon receipt from the Company of written notice of such rejection, promptly issue a refund payment to be returned to the rejected or withdrawing subscriber. If the Escrow Agent has not yet collected funds for such subscription but has submitted such subscription for clearing, the Escrow Agent shall promptly issue a payment in the amount of such Payment to be returned to the rejected or withdrawing subscriber only after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted the Payment relating to the subscription of the rejected or withdrawing subscriber, the Escrow Agent shall promptly remit such Payment to be returned to the drawer of the Payment submitted by or on behalf of the subscriber.

(d)	In the event that funds are deposited into the Escrow Account in error, the Escrow Agent shall notify the Company and the Processing Agent in writing of any such error and promptly issue a refund payment to be returned to the appropriate party only after the Payment has cleared.

4.	Distribution of Escrowed Funds. Upon receipt of a written notice from the Company to the Escrow Agent by 3:00 p.m. Eastern Time and contingent upon the prior day’s notification by the Company to the Escrow Agent of the Company’s best efforts at an estimate of the amount of funds anticipated to be released from the Escrow Account, the Escrow Agent will release that day from the Escrow Account to the Company (or otherwise will release within one Business Day following receipt by Escrow Agent of such notice), all Escrowed Funds therein as provided herein below:

(a)	Subject to the fourth sentence of this Section 4(a), if at any time subscriptions and payment for the Minimum Offering Requirement have been received from investors then upon the instruction to have the Initial Closing, the Escrow Agent shall deliver all or a portion of the Escrowed Funds to the Company from time to time, as the Company shall direct in writing as provided in this Section 4(a). An affidavit or certification from an officer of the Company to the Escrow Agent stating that at least the Minimum Offering Requirement has been timely sold, shall constitute sufficient evidence for the purpose of this Agreement that such event has occurred (the “Subscription Affidavit”). The Subscription Affidavit shall indicate (i) the date on which at least the Minimum Offering Requirement sold and the Initial Closing date, which shall also be the “Break Escrow Date” and (ii) the actual total number of Shares sold as of the Break Escrow Date. Thereafter, the Company shall instruct the Escrow Agent to release from the Escrow Account to the Company such amount of Escrowed Funds therein on each monthly Closing date as directed by the Company pursuant to written instructions the Company shall provide to the Escrow Agent from time to time.

(b)	If the Escrow Agent has not received a Subscription Affidavit and the Escrowed Funds do not become deliverable to the Company pursuant to Section 4(a) above and the Escrow Agent receives written notice from the Company that the Offering has been terminated, the Escrow Agent shall return the Escrowed Funds for further delivery to the Soliciting Dealer or Registered Investment Advisor that submitted the Payment in amounts equal to the subscription amount theretofore paid by respective subscribers, without deduction, penalty or expense to the subscriber. The purchase money returned to each subscriber shall also be free and clear of any and all claims of the Company, the Processing Agent, the Escrow Agent, the Soliciting Dealers or any of their creditors. The Escrow Agent shall notify the Processing Agent, the Company and the Placement Agent of any such return of subscription amounts.

(c)	Post Break Escrow Period. From and after the Break Escrow Date (the “Post Break Escrow Period”), the Escrow Agent shall periodically transfer to the Company Escrowed Funds pursuant to standing written instructions from the Company in delivered to the Escrow Agent and the Processing Agent from time to time.

(d)	With respect to any disbursement made to or at the direction of the Company under this Section 4, the Company certifies it shall review any wire instructions set forth herein to confirm such wire instructions are accurate, and agrees it will not seek recourse from the Escrow Agent as a result of losses incurred by it for making the disbursement in accordance with its instructions herein.

5.	Intentionally omitted.

6.	Intentionally omitted.

7.	Liability Escrow Agent.

(a)	In performing any of their duties under this Agreement, or upon the claimed failure to perform their duties hereunder, the Processing Agent and Escrow Agent shall not be liable to anyone for any damages, losses, or expenses that they may incur as a result of either agent so acting, or failing to act; provided, however, the Escrow Agent shall be liable for damages arising out of its negligence or willful misconduct under this Agreement and Processing Agent shall be liable for damages arising out of its negligence or willful misconduct. The Escrow Agent shall be entitled to seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder and may rely upon any such advice or opinion of counsel. Accordingly, neither the Processing Agent nor the Escrow Agent shall incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel that is given with respect to any questions relating to their duties and responsibilities hereunder, or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, if the Processing Agent and/or the Escrow Agent shall in good faith believe such document to be genuine.

(b)	The Company hereby agrees to indemnify and hold harmless the Processing Agent and Escrow Agent from and against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements that may be incurred by either of them resulting from any act or omission of the Company or arising from the Escrow Agent’s acceptance of its appointment hereunder or performance of its duties in accordance with this Agreement; provided, however, that the Company shall not indemnify the Processing Agent or the Escrow Agent for any losses, claims, damages, or expenses arising directly out of such agent’s negligence or willful misconduct under this Agreement. The provisions of this section shall survive the termination of this Agreement and any resignation or removal of the Escrow Agent.

(c)	If a dispute ensues between any of the parties hereto that, in the opinion of the Escrow Agent, is sufficient to justify its doing so, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction, all money or property in its hands under the terms of this Agreement, and to file such legal proceedings as it deems appropriate, and shall thereupon be discharged from all further duties under this Agreement. Any such legal action may be brought in any such court as the Escrow Agent shall determine to have jurisdiction thereof. The Company shall indemnify the Processing Agent and/or Escrow Agent against their reasonable court costs and attorneys’ fees incurred in filing such legal proceedings.

8.	Inability to Deliver. In the event that Payments for subscriptions are not cleared through normal banking channels according to the regular Federal Reserve Bank clearing schedule, the Escrow Agent will cause the Processing Agent to promptly notify the Company of such event.

9.	Notice. All notices, requests, demands and other communications or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by facsimile confirmed by telephone call or deposited for mailing, first class, postage prepaid, registered or certified mail, as follows:

If to the subscribers for Shares:	To their respective addresses as specified in their subscription agreements.

If to the Company:	CNL Strategic Residential Credit, Inc.

Post Office Box 4920

Orlando, Florida 32802-4920

or

CNL Strategic Residential Credit, Inc.

CNL Center at City Commons

450 South Orange Avenue, Suite 1400

Orlando, Florida 32801

Attention: General Counsel

If to the Escrow Agent:	UMB Bank, N.A.

Corporate Trust & Escrow Services

928 Grand Blvd., 12th Floor

Mail Stop: 1020409

Kansas City, Missouri 64106

Attention: Lara L. Stevens

Facsimile: (816) 860-3029

If to the Processing Agent:	DST Systems Inc.

333 W. 11th Street, 5th Floor

Kansas City, MO 64105

Attention: (1) President and (2) General Counsel

Facsimile: _____________________

If to the Placement Agent:	CNL Securities Corp. c/o CNL Capital Markets, LLC

CNL Center at City Commons

450 South Orange Avenue, Suite 1300

Orlando, Florida 32801

Attention: Corporate Counsel

10.	Fees to Escrow Agent. In consideration of the services to be provided by the Escrow Agent hereunder, the Company agrees to pay the fees and related expenses to the Escrow Agent as outlined in Attachment I hereto. Additionally, should it become necessary for the Escrow Agent to perform extraordinary services in furtherance of the services to be provided by the Escrow Agent hereunder, the Escrow Agent shall be entitled to reasonable additional compensation therefore and reimbursement for reasonable out-of-pocket expenses, including, but not limited to, reasonable attorneys’ fees.

11.	Third Party Beneficiaries. The Processing Agent shall be a third party beneficiary under this Agreement, entitled to enforce any rights, duties or obligations owed to it under this Agreement notwithstanding the terms of any other agreements between the Processing Agent and any party hereto.

12.	Termination of the Escrow Agreement. This Agreement, except for Sections 7, 14 and this Section 12, which shall continue in effect, shall terminate upon written notice from the Company to the Escrow Agent. Unless otherwise provided, final termination of this Agreement shall occur on the date that all funds held in the Escrow Account are distributed either (a) to subscribers and the Company has informed the Escrow Agent in writing to close the Escrow Account or (b) to a successor escrow agent upon written instructions from the Company.

13.	Patriot Act Compliance; OFAC Search Duties. The Company shall provide to Escrow Agent upon the execution of this Agreement any documentation requested and any information reasonably requested by the Escrow Agent to comply with the USA Patriot Act of 2001, as amended from time to time and the Bank Secrecy Act of 1970, as amended from time to time. The Escrow Agent, or its agent, shall complete an OFAC search, in compliance with its policy and procedures, of each subscription check and shall inform the Company if a subscription check fails the OFAC search.

14.	General.

(a)	This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Missouri applicable to contracts to be made and performed entirely in said state.

(b)	The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(c)	This Agreement sets forth the entire agreement and understanding of the parties with regard to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

(d)	This Agreement may be amended, modified, superseded or cancelled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver in any one or more instances by any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or a waiver of any other condition or breach of any other terms of this Agreement.

(e)	This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action, or suit in the appropriate court of law. In addition, the transaction described herein may be conducted and related documents may be stored by electronic means.

(f)	The Escrow Agent may rely conclusively on and shall not be required to make any independent inspection or investigation in connection therewith any electronic communication, resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, affidavit, letter, telegram or paper or other document received by it, provided for under this Agreement.

(g)	This Agreement shall inure to the benefit of the parties hereto and their respective administrators, successors, and assigns. Except as set forth in Section 16, the Escrow Agent shall not assign (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other parties hereto.

(h)	If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

15.	Representation of the Company. The Company hereby acknowledges that the status of the Processing Agent and the Escrow Agent with respect to the offering of the Shares is that of agent solely of the Company only for the limited purposes herein set forth, and hereby agrees it will not represent or imply that the Processing Agent or Escrow Agent, by serving as the escrow agent or processing agent hereunder or otherwise, has investigated the desirability or advisability of an investment in the Shares, or has approved, endorsed or passed upon the merits of the Shares, nor shall the Company use the name of the Processing Agent or Escrow Agent in any manner whatsoever in connection with the offer or sale of the Shares, other than by acknowledgement that it has agreed to serve as processing agent or escrow agent for the limited purposes herein set forth.

16.	Resignation of Escrow Agent or Processing Agent. At any time the Processing Agent or Escrow Agent may resign by notifying the Company. Such resignation shall become effective on the earlier to occur of (i) the acceptance by a successor Processing Agent or Escrow Agent or (ii) ninety (90) days following the date upon which such notice was mailed. Upon the effective date of such resignation in accordance with clause (ii) of this Section 16, all Escrowed Funds then held by the Escrow Agent hereunder shall be delivered by it to the Company or such successor Escrow Agent, as directed in writing by the Company. To the extent no successor has been appointed, the Escrow Agent shall be entitled to petition a court of proper jurisdiction to appoint a successor. Until such time as the Processing Agent or Escrow Agent has resigned in accordance herewith, the Processing Agent or Escrow Agent shall perform its duties hereunder in accordance with the terms of this Agreement.

17.	Force Majeure. No party hereto shall be responsible for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God, earthquakes, fires, floods, wars, civil or military disturbances, sabotage, epidemics, riots, interruptions, loss or malfunctions of utilities, communication service, accidents, labor disputes, acts of civil or military authority, or governmental actions.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CNL Strategic Residential Credit, Inc.

By:

By:

Name:

Title:

UMB BANK, N.A.

By:
Name: Lara L. Stevens
Title: Vice President

CNL Securities Corp.

By:

Name:

Title:

ATTACHMENT I

Escrow Agent Fee Schedule

Acceptance Fee

Review escrow agreement, establish account	$2,000
DST Agency Engagement	$250

Annual Escrow Agent Fee	$2,500

Transactional Fees
Outgoing Wire Transfer	$35 each
Daily BAI Recon File to DST	$75 per month
Wire Ripping to DST	$200 per month
Overnight Delivery/Mailings	$16.50 each
Miscellaneous Expenses*	$100 per quarter (est.)

Acceptance fee will be payable at the initiation of the escrow. The Annual Escrow Agent Fee and Transaction Fees will be billed quarterly in arrears. Other fees and expenses will be billed as incurred.

Fees specified are for the regular, routine services contemplated by the Escrow Agreement, and any additional or extraordinary services, including, but not limited to disbursements involving a dispute or arbitration, or administration while a dispute, controversy or adverse claim is in existence, will be charged based upon time required at the then standard hourly rate.

*All expenses related to the administration of the Escrow Agreement such as, but not limited to, travel, postage, shipping, courier, telephone, facsimile, supplies, legal fees, accounting fees, etc., will be reimbursable.